Exhibit 99.1

Nexalin Technology Receives Nasdaq Listing Status Notification

HOUSTON – January 23, 2026 – Nexalin Technology, Inc. (Nasdaq: NXL) (the “Company” or “Nexalin”), the leader in non-invasive Deep Intracranial Frequency Stimulation (DIFS™) of the brain, today announced that it has received a notification letter (the “Notification Letter”) from the Nasdaq Stock Market LLC (the “NASDAQ”) dated January 21, 2026, notifying the Company that it is not in compliance with the minimum bid price requirement as set forth under NASDAQ Listing Rule 5550(a)(2) for continued listing on the NASDAQ. This press release is issued pursuant to NASDAQ Listing Rule 5810(b), which requires prompt disclosure upon the receipt of a deficiency notification.

NASDAQ Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of US$1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company’s shares for the 30 consecutive business days the Company no longer meets the minimum bid price requirement.

In accordance with the NASDAQ Listing Rule 5810(c)(3)(A), the Company has been provided 180 calendar days, or until July 20, 2026, to regain compliance with NASDAQ Listing Rule 5550(a)(2). To regain compliance, the Company’s shares must have a closing bid price of at least US$1.00 for a minimum of 10 consecutive trading days. In the event that the Company does not regain compliance by July 20, 2026, the Company may be eligible for additional time to regain compliance or may face delisting.

The receipt of the Notification Letter has no immediate effect on the listing of the Company’s shares, which will continue to trade uninterrupted on NASDAQ under the ticker “NXL”. To address this issue, the Company intends to continuously monitor its bid price and is in the process of considering various measures to improve its financial position and results of operations, which the Company expects to counter the short-term adverse effects on its trading price and cure the deficiency in due time. The Company is not considering a reverse stock split at this time.

About Nexalin Technology, Inc.

Nexalin designs and develops innovative neurostimulation products to uniquely help combat the ongoing global mental health epidemic. All of Nexalin’s medical devices are believed to be non-invasive and undetectable to the human body. The Nexalin products are developed to provide relief to those afflicted with mental health issues using bioelectronic medical technology. Nexalin believes its neurostimulation medical devices can penetrate structures deep in the mid-brain that are associated with mental health disorders. Nexalin believes the deeper-penetrating waveform in its next-generation devices will generate enhanced patient response without any adverse side effects. The Nexalin Gen-2 15 milliamp neurostimulation device has been approved in China, Brazil, Oman and Israel. Additional information about the Company is available at: https://nexalin.com/.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” These statements relate to future events or Nexalin’s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that Nexalin or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or Nexalin’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Report on Form 10-K for the year ended December 31, 2024 and other filings as filed with the Securities and Exchange Commission. Copies of such filings are available on the SEC’s website, www.sec.gov. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: NXL@crescendo-ir.com

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